Exhibit 10.2

BERKSHIRE BANCORP INC.

160 Broadway

New York, NY 10038

March 25, 2013

Mr. Steven Rosenberg

57 Fairview Avenue

Port Washington, NY 11050

Dear Steven:

On behalf of the Board of Directors of Berkshire Bancorp Inc., I want to thank you for the years of dedicated service to and achievements for the Company. This letter will serve as a separation agreement between you (“Employee” or “he” if referring back to Employee, or “you”) and Berkshire Bancorp Inc. (“Employer” or the “Company”).

1.   Separation. You hereby acknowledge that your employment with the Company shall end effective March 31, 2013 (provided that if the Company’s Annual Report on Form 10-K is not filed on or before March 31, 2013, your employment shall end on the earlier of the date the 10-K is filed and April 15, 2013) (the “Separation Date”) due to your choice to retire from employment. You further acknowledge that, after the Separation Date, you shall not represent yourself as being an employee, officer, agent or representative of the Company for any purpose. The Separation Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company, except as otherwise provided herein, or under the terms of the benefit plans, or as required by law. You acknowledge that such representations constitute a material inducement for the Company to provide you the payments and benefits pursuant to Paragraph 2 of this Agreement.

2.    Consideration. In consideration for Employee’s general release and waiver of claims as provided in Paragraphs 3 and 4 hereof and Employee’s execution of this Agreement and per compliance with the other terms of, and commitments described in, this Agreement, the Company agrees that within ten (10) days after the Effective Date (defined below in Paragraph 10) of this Agreement:

a.      The Company shall pay to the Employee the sum of $200,000, less tax withholding and deductions required by law.

b.       Employee acknowledges that the Company has paid for Employee’s health insurance benefit through December 31, 2013.

c.      Nothing in this Section 2 shall affect Employee’s rights under COBRA.

3.   General Release of all Claims.

a.       In General: In exchange for the Company’s commitments contained in this Agreement, including the payments and benefits referred to in Paragraph 2 above, Employee shall irrevocably, completely, and unconditionally release any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common law, or statutory), known or unknown, that he may have against the Company and other parties, as set forth in (b) below, from the beginning of time through the Effective Date of this Agreement. It is understood and agreed that Employee’s general release of all claims is for himself and for his heirs, executors, administrators, trustees, agents, legal representatives and assigns (hereafter collectively referred to as the “Employee Releasers”);

b.       Released Parties: The Released Parties shall be the Company, all related companies, parent corporations, subsidiaries, divisions, affiliated entities, control group members, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit and/or pension plans or funds (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons, including officers, managers, supervisors, employees or assigns, acting by, through, under or in concert with any of the persons or entities listed in this subsection (the “Released Party” or “Released Parties”);

c.       Claims Released: Employee understands and agrees that he shall be releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (the “Claims”) against any Released Party, through the Effective Date of this Agreement, but excluding those Claims set forth in (d) below. Employee further understands that the Claims he shall release may arise under many different laws (including statutes, regulations, or other administrative guidance, and common law doctrines), including, but by no means limited to: (i) any claim under the Age Discrimination in Employment Act, as amended, and/or the Older Workers Benefit Protection Act which laws prohibit discrimination on account of age; (ii) any claim under Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination/retaliation on account of race, color, religion, sex, and national origin; (iii) any claim under the Americans with Disabilities Act (“ADA”) or Sections 503 and 504 of the Rehabilitation Act of 1973, each as amended; (iv) any claim under the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee pension benefit plan of the Company or the Released Parties in accordance with the terms of such plan and applicable law); (v) any claim under the Family and Medical Leave Act; (vi) any claim or other action under the National Labor Relations Act, as amended; (vii) any claim under Sections 1981 through 1988 of Title 42 of the United States Code; (viii) any claim under the New York State Human Rights Law, the New York State Executive Law, the New York State Labor Law, the New York City Administrative Code; (ix) any other claim of discrimination, harassment, and/or retaliation in employment (whether based on federal, state or local law, regulation, or decision); (x) any other claim (whether based on federal, state or local law, statutory or decisional, and/or federal or state common law) arising out of the terms and conditions of your employment with and termination from the Company and/or the Released Parties; (xi) any claims for wrongful discharge, whistle blowing, constructive discharge, breach of contract (express or implied), detrimental reliance, defamation, fraud, emotional distress, compensatory or punitive damages, and/or equitable relief; (xii) any claims under federal, state, or local occupational safety and health laws or regulations, all as amended; and (xiii) any claim for attorneys’ fees, costs, disbursements and/or the like;

2

d.      Claims Not Released: Notwithstanding the foregoing, Employee shall not be releasing any claim that relates to: (i) his right to enforce this Agreement; (ii) his rights, if any, to unemployment or workers’ compensation benefits, (iii) any, rights or claims which may arise or accrue after the Effective Date of this Agreement; (iv) his right to receive any benefits vested under any employee benefits plan, or (v) any claims or rights which cannot be waived by law.

e.      Waiver: By virtue of the foregoing, Employee acknowledges that he cannot benefit monetarily from any claims otherwise released by this Agreement and he further agrees that he has waived any right to equitable relief that may have been available to him (including, without limitation, reinstatement) with respect to any claim or cause of action released herein. Therefore, he agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any governmental agency) with respect to any claim or right he shall waive or release as described in this Agreement.

f.      Preservation of Rights: Nothing in this Agreement, however, shall be construed to prevent Employee from filing a Charge with, or participating in an investigation conducted by, any governmental agency, including, federal, state, or city fair employment practices agencies, to the extent required or permitted by law. Nevertheless, as set forth in (e) above, by signing this Agreement, Employee acknowledges and agrees that he shall be waiving any and all entitlement to seek monetary damages, equitable relief, and/or reinstatement with respect to any claims or causes of action released and/or waived as described in this Agreement.

4.   No Consideration Absent Execution of This Agreement: Employee agrees and acknowledges that the payment or benefits provided for in Paragraph 2 exceed any sums, benefits, or thing of value to which Employee would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company and/or its subsidiaries and affiliates. Employee acknowledges and agrees that the payment and benefits under this Agreement shall be in full discharge of any and all obligations and liabilities of the Company and the Released Parties with respect to any severance plans, oral understandings, policies or procedures between Employee, Employer and/or the Released Parties (with exception of claims for accrued vested benefits under any employee pension benefit plan provided by the Company or the Released Parties in accordance with the terms of such plans, applicable law or this Agreement).

3

5.   Cooperation:

a.      You agree that you will assist the Company, upon request and without compensation through May 15, 2013, with (i) the March 31 quarterly filings required by the Federal Reserve Bank of New York, (ii) the March 31 quarterly payroll tax filings, and (iii) the March 31 quarterly report on Form 10-Q.

b.      You agree that, after the date specified in Section 5a, you will respond in good faith to any reasonable information request by the Company with respect to matters handled by you or under your supervision while an employee of the Company or to which you may otherwise have knowledge, provided each such response does not require an expenditure of more than one hour of time.

c.       (i) You agree pursuant to any reasonable request, that you will cooperate with the Company and its respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. Upon presentation of receipts, all reasonable expenses incurred by Employee in connection with such cooperation with the Company and its counsel shall be reimbursed by the Company.

(ii) To the extent such cooperation requires preparation for, and attendance at, a deposition or any other formal proceeding, Employee shall be compensated at a customary rate.

6.   Confidential Information. You acknowledge that during the course of your employment with the Company, you have had access to information relating to the Company and its business that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company. Except as required by law, you agree not to disclose or use such Confidential Information at any time in the future.

7.   Non-Disparagement. You agree that you will not disparage (or induce or encourage others to publicly or privately disparage) the Company or any of its directors, officers or employees. The Company, on behalf of its directors, officers and employees agrees not to disparage (or induce or encourage others to publicly or privately disparage) Employee. For purposes of this Agreement, the term “disparage” means comments or statements to the press and/or media, or to any individual or entity with whom the Company or Employee has a business, donor/donee or recipient relationship, which would adversely affect that relationship or the reputation of Employee or of the Company or its past or present directors, officers, employees, agents or representatives.

8.   Return of Property. You represent that you have returned (or will return not later than your Separation Date) to the Company all property belonging to the Company, including but not limited to keys, identification card, and any other the Company property in your possession.

4

9.   Agreement Acceptance, and Effective Date.

a.       You shall have twenty-one (21) calendar days from the date of receipt to consider the terms and conditions of this Agreement. You may accept this Agreement by fully executing the same and returning it no later than April 15, 2013 to Berkshire Bancorp Inc., 160 Broadway, New York, NY 10038, Attention: Board of Directors. It is understood and agreed that this Agreement shall not be effective until the eighth day after you have executed and returned it to the Company.

b.      After fully executing the Agreement, if you change my mind, you shall have seven (7) calendar days (the “Revocation Period”) to revoke this Agreement and General Release and Waiver by indicating your decision to do so in writing, and delivering it to the Company at the above address;

c.       In the event that you timely submit a signed Agreement and do not revoke it during the Revocation Period, the Agreement shall become effective on the eighth (8th) calendar day after the Agreement is executed (“Effective Date”);

d.      Consequences of Non-Acceptance or Revocation. In the event that you do not accept this Agreement or in the event that you timely revoke this Agreement in the manner set forth above, the terms of this Agreement shall immediately become null and void and the Company will have no obligation to provide you the payments and benefits set forth in Paragraph 2 above, provided, however, that your resignation from corporate offices and directorships that you hold with the Company and its affiliates shall remain in full force and effect, unaffected by such Non-Acceptance or Revocation.

10.  Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability of any other provision of this Agreement. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or not enforcing that part of the provision found overbroad or unreasonable.

11.  Non-Admissions and Understandings. This Agreement is not intended, and shall not be construed, as an admission that Employee or either the Company and/or the Released Parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against the other. The parties agree that this Agreement may only be used as evidence in a subsequent proceeding in which the parties allege a breach of this Agreement. Nothing herein is intended to preclude the Company or Employee from providing truthful information to any government, regulatory, or self-regulatory agency, or in response to legal process or discovery regular on its face.

12.  Governing Law. Except as may be preempted by federal law, this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles, and the parties in any action arising out of this Agreement shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of New York, State of New York.

5

13.  Affirmations.

a.      Employee acknowledges that he has no accrued but unused vacation.

b.      Except for any vested pension benefits, Employee affirms, subject to this Agreement, that he has been paid and/or has received all leaves (paid or unpaid), compensation, wages for hours worked, bonuses, and/or benefits to which he may have been entitled during the period of employment with the Company.

14.  Acknowledgments. You, the Employee acknowledge that:

a.      You have carefully read this Agreement in its entirety;

b.      You have had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) calendar days;

c.      You have been advised by the Company, in writing, to consult with an attorney of your choosing in connection with this Agreement;

d.      You fully understand the significance of all of the terms and conditions of this Agreement and you have discussed it with your independent legal counsel, and/or union representative of your choosing, or have had a reasonable opportunity to do so;

e.      You have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement;

f.      You are signing this Agreement voluntarily and of your free will and assent to all the terms and conditions contained herein.

15.  Binding Effects. This Agreement is binding upon, and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

16.  Complete Agreement. Except for benefit plan documents by which Employee has been covered during his employment by the Company, which shall be deemed to survive Employee’s separation, this Agreement constitutes the complete understanding between the parties and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No other promises or agreements shall be binding unless in writing and signed after the Effective Date by the parties to be bound thereby. The headings and captions in this Agreement are provided for ease of reference and convenience only and should not be employed in the construction of the Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

6

Once again, we thank you for your years of service and your accomplishments on behalf of the Company. We wish you all the best in the future.

Very truly yours,

/s/ Moses Marx

Moses Marx
Chairman of the Board

ACCEPTED AND AGREED:

/s/ Steven Rosenberg

STEVEN ROSENBERG

7